Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and shall be effective as of the 14th day of May, 2019 (the “Effective Date”), by and between CAPRICOR THERAPEUTICS, INC. (“CAPR”) and CAPRICOR, INC., (“Capricor”) whose offices are located at 8840 Wilshire Blvd., 2nd Floor, Beverly Hills, California 90211 (collectively, the “Company”), and KAREN G. KRASNEY, ESQ, whose address is [***] (“Executive”).

RECITALS

A.        Executive has been employed by the Company as its Executive Vice President, General Counsel and Corporate Secretary since March, 2012 pursuant to an oral employment agreement; and

B.        The Company desires to memorialize the terms of Executive’s employment and assure itself of the services of Executive by continuing the employment of Executive under the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby mutually agree as follows:

1.           EMPLOYMENT. The Company hereby agrees to continue the employment of Executive, and Executive hereby agrees to accept the continuation of employment with the Company, upon the terms and conditions herein set forth.

2.           DUTIES AND POWERS OF EXECUTIVE

2.1        Duties of Executive. Executive shall serve as the Company’s Executive Vice President and General Counsel reporting directly to the Chief Executive Officer (“CEO”). In that capacity, Executive shall do and perform all services, acts or things necessary or advisable to manage the Company’s legal affairs. In addition, Executive shall serve as the Corporate Secretary to the Company to facilitate and memorialize the meetings of the Board of Directors and its committees (collectively, the “Services”). Except as otherwise specifically set forth in this Agreement, during the duration of her employment, and except for periods of illness, vacation, or reasonable leaves of absence, Executive shall devote her full time and attention to the business and affairs of the Company, as such business and affairs now exist and as they hereafter may be changed or added to, under and pursuant to the general direction of the Company’s Board of Directors (the “Board”).

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2.2        Place of Performance. Executive shall be expected to perform her Services primarily from the Company’s offices located in Beverly Hills, California except for those occasions when Executive may elect to work remotely for short periods of time, not to extend beyond ten (10) consecutive business days in duration unless otherwise agreed by the Company.

2.3        Other Activities. Executive shall not provide any work or services for any other person or organization without the prior written consent of the CEO, which consent may be withheld in the CEO’s sole and absolute discretion; provided, however, it shall not be a violation of this Agreement for Executive to perform occasional legal services of limited time and effort to private clients so long as such services do not interfere with the performance of her services hereunder. Additionally, nothing contained herein shall prohibit Executive from making passive personal investments in private or publicly traded companies so long as Executive’s investment does not constitute an equity position greater than five percent (5%) of such company’s outstanding securities.

2.4        Company Policies. By execution of this Agreement, Executive is agreeing to comply with all Company policies, procedures and standards of conduct that are currently in effect or that may be established or modified by the Company from time to time.

3.           COMPENSATION

3.1        Base Salary. In consideration of the Services to be provided by Executive during her employment hereunder, Executive shall receive a base salary of three hundred thousand dollars ($300,000) per annum (the “Base Salary”), which sum shall be payable in semi-monthly installments consistent with Company pay practices.

3.2        Grant of Stock Options. As further consideration for the Services to be provided by Executive hereunder, Executive shall be considered for grants of stock options under CAPR’s 2012 Restated Equity Incentive Plan (the “Stock Plan”) to purchase additional shares of Common Stock of CAPR (the “Option Shares”) at the discretion of the Company’s Board. Option Shares shall be subject to the provisions of the Stock Plan and the applicable Stock Option Agreement to be executed by CAPR and Executive.

3.3      Bonuses and Additional Compensation. Along with other Executives of the Company, Executive shall be considered for Base Salary increases, bonuses or additional stock options, the granting of which shall be determined in the sole discretion of the Company’s Compensation Committee and Board of Directors, taking into consideration Executive’s performance and the performance of the Company as a whole.

3.4       Deduction of Taxes. The Company shall have the right to deduct or withhold from the compensation due to Executive hereunder any and all sums required for Federal Income and Social Security taxes and all other federal, state or local taxes now applicable or that may be enacted and become applicable in the future.

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4.           OTHER BENEFITS

4.1         Insurance. So long as Executive remains employed by the Company, Executive shall be entitled to participate in the medical, dental and vision insurance plans which are from time to time made available to other executives of the Company in accordance with the Company’s policies then in effect. The right to receive such insurance benefits shall vest if and only if any of the foregoing types of insurance plans are adopted and maintained by the Company. In addition, the sum of one thousand dollars ($1,000) shall be deposited into a flexible spending account each year earmarked for Executive’s benefit to be used only for qualified medical expenses. If Executive’s employment is terminated for whatever reason before such sum is expended by her, any remaining balance will be cancelled upon termination of employment.

4.2          Paid Time Off and Sick Pay.

(a)      Paid Time Off. Executive shall be entitled to a maximum of twenty (20) working days’ off during each one-year period of this Agreement without loss of compensation, to be taken at a time or times mutually agreed upon by the Company and Executive. Paid time off days may be taken only at such times as are mutually convenient for the Company and Executive. Executive acknowledges that all matters regarding paid time off will be subject to the Company’s written policy with respect thereto, a copy of which has been provided to Executive.

(b)     Sick Days. Executive shall be entitled to take a maximum of six (6) sick days per calendar year without loss of compensation. Executive acknowledges that all matters regarding sick leave will be subject to the Company’s written policy with respect thereto. The Company reserves the right from time to time to alter, modify or eliminate benefits offered to its executives under any of the Company’s policies or plans.

4.3         Business Expenses. The Company shall reimburse Executive monthly for all reasonable business expenses incurred by Executive in performing the Services hereunder, including, without limitation: (a) expenses incurred for business travel; (b) meals, lodging, and ground transportation expenses incurred during business travel; (c) pre-approved promotional expenses; (d) long distance telephone charges; and (e) any other expenses which the Company determines is necessary in connection with the performance of Executive’s Services hereunder. Executive shall furnish to the Company adequate records, receipts and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction. All travel arrangements shall be in accordance with the Company’s Travel Policy.

4.4         Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Act”), then such provision shall be modified as necessary or appropriate so as to not violate the Act and if this cannot be accomplished, then the Company shall use its reasonable efforts to provide Executive with similar, but lawful, substitute benefits at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to Executive.

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4.5        Modification of Benefits. The Company reserves the right from time to time to alter, modify or eliminate benefits offered to it Executives under any of the Company’s policies or plans.

5.           OBLIGATIONS OF EXECUTIVE

5.1        Confidential and Proprietary Information. Executive acknowledges and agrees that she has been given, and during the continuance of this Agreement and in the course of discharging her duties hereunder, she will have access to and become acquainted with, information and know-how concerning the operation, products and processes of the Company which are confidential and/or proprietary to the Company (and/or its licensors and affiliates). As a condition of Executive’s employment, Executive acknowledges that she has executed an At-Will Employment, Confidential Information, and Invention Assignment Agreement (the “Proprietary Rights Agreement”) which, among other things, sets forth Executive’s obligations with respect to the Company’s confidential and proprietary information. An executed copy of the Proprietary Rights Agreement shall be attached hereto as Exhibit A and incorporated herein by reference.

5.2        Non-Competition and Non-Solicitation by Executive. Executive acknowledges and agrees that her duty of loyalty to the Company is of paramount importance. As a condition of Executive’s employment, Executive acknowledges and agrees to abide by the provisions regarding non-competition and non-solicitation set forth in the Proprietary Rights Agreement attached hereto as Exhibit A.

5.3        Equitable Remedies. In the event of a breach or threatened breach of the provisions of Section 5 of this Agreement, including its subsections, the Company shall be entitled to an injunction enjoining Executive from such breach, but nothing herein shall be construed as prohibiting the Company from pursuing in addition any other remedies available for such breach or threatened breach.

6.           COMPLIANCE AND REPRESENTATIONS; ETHICAL CONDUCT

6.1        Ethical Conduct. It is the policy of Capricor to conduct its business at all times in accordance with the highest standards of corporate, business and medical ethics. Executive agrees to comply with those standards as more particularly set forth in the Company’s Code of Conduct and Ethics in all matters relating to the Services and all other performance under or pursuant to this Agreement.

6.2        Compliance with Laws. In the performance of the Services hereunder, Executive will comply with all applicable laws, rules and regulations of any government or governmental body or board having jurisdiction and all professional standards and guidelines or any code of conduct which may be applicable to persons involved in the conduct of clinical trials.

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6.3        No Improper Payments. Executive agrees that she will not, either on her own behalf or on behalf of the Company, make any improper payment or make any donation, or give anything of value, either directly or indirectly, to an official of any government for the purpose of improperly influencing an act or decision of the official in his or her official capacity or inducing the official to use his or her influence to assist Executive or the Company in obtaining or maintaining business or for any other improper purpose prohibited by applicable law or the public policies of the U.S. or any country in which the Company’s business is conducted.

6.4        No Political Payments. Executive shall not, in the name, on behalf or for the benefit of the Company or any of its affiliates or in respect to any clinical trial which it is conducting, offer, pay, give, promise to pay or give, or authorize the payment or gift of money or anything of value to any official, political party (or employee of a customer) or to any other person at the request, suggestion or direction of any official, political party (or employee of a customer) or when all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any such person for the purpose of improperly obtaining or retaining business or favorable governmental action.

6.5         No Debarment. Executive represents that as of the time of the signing of this Agreement, she has not been debarred in the conduct of clinical trials and she will not knowingly use the services of any debarred person in connection with any work on any clinical trial conducted by the Company. If, at any time after execution of this Agreement and continuing for a period of one (1) year after the termination hereof, Executive becomes aware that she or any person utilized for the conduct of any of the Company’s clinical trials is debarred, or is knowingly in the process of being debarred, Executive shall so notify the Company in writing immediately.

7.           TERMINATION OF EMPLOYMENT

7.1        At-Will Employment. The employment of Executive shall continue and remain in effect until the termination hereof by either party. The employment of Executive is “At-Will” and may be terminated at the will of either the Company or Executive, with or without cause or notice.

7.2        Payments Due Upon Termination. Upon termination of Executive’s employment for any reason, the Company shall pay to Executive on such date required by applicable law, a lump sum amount in cash equal to Executive’s Base Salary and other payments due through the date of termination to the extent not theretofore paid (“Accrued Amounts”).

7.3       Severance Benefits. If Executive’s employment terminates due to an Involuntary Termination (as defined below), Executive will be eligible to receive the additional compensation described in Subsection (a) below. This obligation to pay Severance Benefits shall be deemed irrevocable and cannot be amended or revised unless Severance Benefits exceed what is stipulated in this Agreement or unless otherwise agreed by the parties in writing.

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(a)     Involuntary Termination. If at any time the Company, or any successor thereto, terminates Executive’s employment without Cause (as defined below and other than as a result of Executive’s death or disability), or if Executive resigns for Good Reason (as defined below), (such termination collectively described herein as an “Involuntary Termination”), Executive will be entitled to receive the following severance benefits:

(i)       Executive will be entitled to receive severance pay in the form of a lump sum payment representing six months’ (“Severance Amount”) worth of Executive’s base salary then in effect (ignoring any decrease that forms the basis of Executive’s resignation for Good Reason, if applicable). The payment of the Severance Amount shall be conditioned on Executive’s execution of a Severance Agreement and General Release of all Claims provided by the Company, and the date upon which such payment will be made will be determined pursuant to the terms set forth in the Severance Agreement.

(b)      Definitions.

(i)       “Cause” means the occurrence of any of the following events, conditions or actions: (1) Executive’s conviction of any felony or any crime involving fraud, dishonesty or moral turpitude; (2) Executive’s participation, whether by affirmative act or omission, in any material fraud, material act of dishonesty or other material act of misconduct against the Company; (3) Executive’s willful or habitual neglect of her duties, provided Executive has been given written notice of such neglect and, if curable, a reasonable opportunity to cure, not to exceed ten (10) days; (4) Executive’s material violation of any fiduciary duty or duty of loyalty owed to the Company; (5) Executive’s unauthorized use or disclosure of any confidential information or trade secrets of the Company; (6) Executive’s breach of any material term of any material contract between Executive and the Company which has a material adverse effect on the Company; (7) any misconduct by Executive which may have a materially adverse effect upon the Company’s business or reputation; (8) the debarment of Executive or the institution against Executive or debarment or disqualification proceedings; (9) Executive’s knowing violation of any material Company policy which has a material adverse effect on the Company; or (10) Executive’s knowing violation of any state or federal law or regulation in connection with the performance of her job responsibilities which has a material adverse effect on the Company.

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(ii)       “Good Reason” means Executive’s resignation from employment with the Company (or successor to the company, if applicable) due to any of the following actions taken by the Company (or successor to the Company, if applicable) without Executive’s prior written consent thereto:

(1)      a reduction in Executive’s base salary;

(2)      a material reduction in Executive’s authority, title, duties or responsibilities excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(3)      a relocation of Executive’s principal place of employment, whether a home office based personal residence or Company office, to a place that increases Executive’s one-way commute by more than 25 miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; and

(4)      the occurrence of any illegal, unethical or inappropriate conduct by the Company in the conduct of its business.

(5)      Notwithstanding the foregoing, in order to resign for Good Reason, Executive must (x) provide written notice to Company within twenty (20) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation; (y) allow the Company at least ten (10) days from receipt of such written notice to cure such event, and (z) if such event is not reasonably cured within such period, Executive’s resignation from all positions Executive holds with the Company shall be effective no later than ten (10) days after the expiration of the cure period.

(iii)       “Disability” means the physical or mental inability to perform substantially all of Executive’s duties for a continuous period of ninety (90) days or more or such longer period mandated by applicable disability laws.

8.           GENERAL PROVISIONS

8.1        Notices. Any notices to be given by either party to the other may be effected either by personal delivery in writing, by facsimile or electronic transmission or by mail, registered or certified, postage prepaid. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement or such other address on file for Executive in Executive’s personnel records, but each party may change its address by written notice in accordance with this section. Notices personally delivered or sent by facsimile transmission shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated two (2) days after the date on which they are mailed.

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8.2        Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Company, excluding any Nondisclosure Agreement previously signed by Executive, the Proprietary Rights Agreement, the written policies adopted by the Company from time to time, and a Dispute Resolution and Mutually Binding Arbitration Agreement to be executed by the parties contemporaneous herewith, and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, other than those set forth herein, have been made by any party, or anyone acting on behalf of any party, and that no other agreement, statement, or promise between the parties not contained in this Agreement shall be valid or binding on the parties. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

8.3       Severability. If any one or more provisions in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, such provision shall be judicially modified accordingly to make such provision enforceable and if not possible to reasonably do so, such provision shall be deemed excluded from this Agreement. In such case, the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.4        Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

8.5        Governing Law. This Agreement and each of its provisions shall be governed by and construed in accordance with the laws of the State of California (without regard to its conflict of law principles), except that the laws of the State of Delaware shall govern all matters as to the Stock Plan and Stock Option Agreement.

8.6        Agreement Binding. This Agreement shall inure to the benefit of and be binding upon the Company and its affiliates, successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it as if no such succession had taken place.

8.7        Survival. Notwithstanding any provision of this Agreement to the contrary, the provisions of Sections 5, 6, 7.2, 7.3 and 8 (and each of their subsections) shall survive the expiration or termination of this Agreement as necessary to give full effect to all of the provisions contained herein.

8.8        Headings and Captions. Section headings and captions used in this Agreement are for reference only and shall not affect the construction of this Agreement.

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8.9        Waiver of Conflict of Interest.

     (a)       The parties acknowledge that Capricor has requested that Executive draft this Agreement on terms provided by Capricor. In preparing an agreement wherein Executive is a party, such preparation and any negotiation thereof give rise to an actual conflict of interest. Nonetheless, the management of Capricor has requested that Executive do so and Executive has agreed to do so on the condition that the Agreement will be submitted to Capricor’s outside counsel for review and advice to Capricor. Because of the complexity of the law and the various circumstances that may arise, it is not possible to anticipate or fully describe all of the potential conflicts that might arise.

     (b)      Capricor acknowledges that it has the right at any time and is strongly encouraged to obtain separate counsel to advise it with respect to this Agreement.

     (c)      By execution of this Agreement, Capricor is acknowledging (i) that it has been advised of the actual conflict of interest resulting from Executive’s preparation of this Agreement; (ii) that it has been advised to seek and has sought the advice of its own independent counsel to review this Agreement; and (iii) that it nevertheless waives any actual or potential conflicts that may exist with respect to Executive’s preparation of the Agreement and the continuing representation of the Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

Capricor Therapeutics, Inc.		Executive:

By:	/s/ Linda Marban	By:	/s/ Karen Krasney, Esq.

Name:	Linda Marban	Name:	Karen G. Krasney, Esq.

Title:	CEO

Capricor, Inc.

By:	/s/ Linda Marban

Name:	Linda Marban

Title:	CEO

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EXHIBIT A

PROPRIETARY RIGHTS AGREEMENT

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